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                       AGREEMENT FOR SALE OF WATER RIGHTS
                         AND OPTION TO SELL WATER RIGHTS


         This Agreement for Sale of Water Rights and Option to Sell Water Rights ("Agreement"), entered into this 25th day of July, 1996, by and between Golden West Refining Company, a California corporation ("Seller"), and Western Water Company, a Delaware corporation ("Buyer") (Buyer and Seller are sometimes hereinafter individually referred to as a "Party" and collectively as the "Parties"), is made with respect to the following facts:

                                    RECITALS

         A. Seller is the owner of an allowed pumping allocation (the "Pumping Allocation") comprising approximately 1,347.5 acre feet, more or less, in the Central Water Basin (the "Basin"), Los Angeles County, California.

         B. Seller has the adjudicated right to extract eighty percent (80%) of the Pumping Allocation, or approximately 1,078 acre feet (the "Water Rights"), more or less, from the Basin. The Water Rights are more particularly described in Exhibit "A" attached hereto and incorporated herein by reference.

         C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, one hundred (100) acre feet per year (the "Purchase Water Rights") of Seller's Water Rights, and Seller and Buyer desire to enter into an option for the sale from Seller to Buyer of the remaining nine hundred seventy-eight (978) acre feet per year (the "Option Water Rights") of Seller's Water Rights, subject to the following terms and conditions.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

                              OPERATIVE PROVISIONS

         1. Agreement to Transfer Title to Buyer. At the Purchase Closing (defined below), Seller shall grant, sell and convey to Buyer all of Seller's right, title and interest in and to the Purchase Water Rights, and Buyer shall purchase the Purchase Water Rights from Seller, in accordance with the terms and provisions of this Agreement. The consummation of such purchase and sale is hereinafter called the "Purchase Closing."

         2. Conveyance of Title. At the Purchase Closing, and at each Option Closing (defined below), whichever applies, Seller


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shall grant, sell and convey to Buyer any and all of Seller's right, title and interest in and to the Water Rights, by grant deed (the "Grant Deed"), duly executed and acknowledged, in recordable form, and by duly executed bill of sale (the "Bill of Sale"). The Grant Deed shall be substantially in the form of Exhibit "A" attached hereto and incorporated herein by reference, and the Bill of Sale shall be substantially in the form of Exhibit "B" attached hereto and incorporated herein by reference.

         3. Purchase Price. The purchase price for the Purchase Water Rights shall be Three Thousand Two Hundred Dollars ($3,200.00) per acre foot (the "Per Acre Foot Price"), or Three Hundred Twenty Thousand and No/100 Dollars ($320,000.00) (the "Purchase Price"), payable as hereinafter provided.

                  3.1 Western Water Stock. The Purchase Price shall be payable in stock ("Western Water Stock") of Buyer. The number of shares of Western Water Stock to which Seller shall be entitled shall be determined by dividing the Purchase Price by the Per Share Value (defined below).

                  3.2 Per Share Value. The per share value ("Per Share Value") of Western Water Stock to be issued to Seller in payment for the Purchase Water Rights shall be the average of the last trading price, as reported by The Nasdaq Stock Market ("Nasdaq"), of Buyer's shares during the twenty (20) trading days immediately preceding the Closing Date (defined below).

                  3.3 Registration Filing. Buyer agrees to prepare and file with the Securities and Exchange Commission (the "Commission"), by no later than the ten (10) calendar days after the date of this Agreement, a shelf registration statement in accordance with the provisions of Section 3 of Exhibit "C" (the "Registration Filing") pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3, or any successor form thereto, covering all of the shares of Western Water Stock to be issued to Seller, and shall thereafter use its best efforts to cause such Registration Filing to be declared effective by the Commission as soon as possible. The procedures and other provisions related to the filing of the Registration Filing are set forth in Exhibit "C" attached hereto, the terms of which are hereby incorporated by reference. This Agreement may be terminated at any time (i) after October 25, 1996 by Buyer if the Registration Filing has not been declared effective by the Commission on or before October 25, 1996, or (ii) after September 23, 1996 by Seller if the Registration Filing has not been declared effective by the Commission before the date on which notice of termination is given by Seller.

                  3.4      Price Adjustment.


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                           3.4.1 Seller's Resale. On the Closing Date, the
Western Water Stock issued to Seller pursuant to this Section 3 shall be registered under the Securities Act for resale by Buyer. Buyer agrees to keep the Registration Filing effective with the Commission for two (2) years following the effective date of the Registration Filing, or until all shares issued to Seller hereunder have been resold by Seller, whichever occurs sooner. If Seller sells all or any portion of the Western Water Stock during the Sale Period (as defined below), Seller shall cause Seller's broker to notify Buyer in the manner set forth in Section 14.4, of the total net consideration actually received by Seller for all Western Water Stock sold within the Sale Period after payment of all sale expenses and commissions (the "Sale Consideration"). The "Sale Period" shall mean the ninety (90) day period following the Closing Date. If, however, during such ninety (90) day period Seller is not able to sell any of the Western Water Stock because either (i) the Registration Filing has been withdrawn, suspended or otherwise terminated, (ii) the shares of Western Water Stock have not been approved for trading on the exchange on which the shares of Buyer's common stock are then listed, or (iii) the shares of Western Water Stock have not been qualified for resale in the blue sky jurisdictions that Seller has reasonably requested before the effectiveness of the Registration Filing, then the ninety (90) day period shall be extended by the number of days that any of the foregoing sale restrictions was in effect.

                           3.4.2 Adjustment. If Seller sells all or any portion
of the Western Water Stock during the Sale Period, then there shall be an adjustment (the "Price Adjustment") hereunder if the Sale Consideration is less than: (a) the Purchase Price, if all of the Western Water Stock is sold during the Sale Period; or (b) the pro rata portion of the Purchase Price (the "Pro Rata Purchase Price") that is the product of the Per Share Value multiplied by the number of shares of Western Water Stock actually sold, if less than all of the Western Water Stock is sold during the Sale Period. Buyer shall pay, in cash, by certified or cashier's check or by corporate check, at Buyer's option, to Seller an amount equal to the difference between the Purchase Price or the Pro Rata Purchase Price, whichever applies, and the Sale Consideration; provided, however, that notwithstanding the foregoing, the maximum amount of the Price Adjustment that Buyer is obligated to pay Seller pursuant to this Section
3.4.2 shall be the amount that is equal to the product of the number of shares of Western Water Stock to which Seller is entitled pursuant to this Agreement multiplied by one-half (1/2) of the Per Share Value. The Price Adjustment shall be paid within thirty (30) days of Buyer's receipt from Seller of all broker slips substantiating the Sale Consideration for the portion of Western Water Stock sold during the Sale Period.


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                                    3.4.2.1 Example. By way of example, if
Seller is entitled to receive sixteen thousand (16,000) shares of Western Water Stock pursuant to this Agreement, and if the Per Share Value is Twenty Dollars ($20.00), then the maximum amount Seller would be entitled to receive from Western Water, as a Price Adjustment pursuant to Section 3.4.2, would be One Hundred Sixty Thousand Dollars ($160,000.00), calculated by multiplying sixteen thousand (16,000) by Ten Dollars ($10.00) (which is one-half (1/2) of the Per Share Value). If, therefore, Seller sold all of the Western Water Stock during the Sale Period and the Sale Consideration equaled Three Hundred Thousand Dollars ($300,000.00), then Buyer would pay Twenty Thousand Dollars ($20,000.00) to Seller pursuant to Section 3.4.2. Moreover, if Seller sold one-half (1/2) of the Western Water Stock during the Sale Period and the Sale Consideration equaled One Hundred Fifty Thousand Dollars ($150,000.00), then Buyer would pay Ten Thousand Dollars ($10,000.00) to Seller pursuant to Section 3.4.2. If, however, Seller sold all of the Western Water Stock during the Sale Period, and the Sale Consideration equaled One Hundred Thirty Thousand Dollars ($130,000.00), then Buyer would pay One Hundred Sixty Thousand Dollars ($160,000.00) to Seller pursuant to Section 3.4.2.

                           3.4.3 Security For Price Adjustment. Buyer's
obligation to pay to Seller any Price Adjustment due hereunder shall be secured pursuant to the terms of that certain security agreement (the "Security Agreement"), substantially in the form of Exhibit "D" attached hereto and incorporated herein by reference. Pursuant to the Security Agreement, Buyer shall pledge the Purchase Water Rights as security for payment of the Price Adjustment and shall grant to Seller a security interest therein. The Security Agreement shall provide that, if Buyer fails to pay all or any portion of the Price Adjustment due hereunder, then Seller shall be entitled to foreclose on that portion of the Purchase Water Rights that is calculated by dividing the unpaid portion of the Price Adjustment (plus all reasonable attorneys' fees, costs and expenses incurred by Seller in the foreclosure) by the Per Acre Foot Price. By way of example, if the Price Adjustment due hereunder is Thirty Thousand Dollars ($30.000.00), and Buyer fails to pay Seller the Price Adjustment and Seller incurs $2,000.00 of reasonable foreclosure expenses, then Seller shall be entitled to foreclose on ten (10) acre feet of the Purchase Water Rights (calculated by dividing $32,000 by $3,200) pursuant to the Security Agreement.

                           3.4.4 Expiration of Price Adjustment. Notwithstanding
anything contained in this Section 3.4 to the contrary, there shall be no adjustment, and the price adjustment made pursuant to this Section 3.4 shall expire and be of no further force and effect, for any portion of the Western Water Stock that Seller fails to sell during the Sale Period.


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                           3.4.5 Redemption of Western Water Stock. If the
effectiveness of the Registration Filing is suspended or terminated by the Commission during the Sale Period and such suspension or termination is still in effect on the first anniversary of the Closing Date, then Seller shall have the right to demand that Buyer redeem the Western Water Stock for a price equal to the Per Share Value. Any such redemption request shall be made in writing during the thirty (30) day period following the first anniversary of the Closing Date. The redemption rights shall expire at the end of such thirty (30) day period. The shares of Western Water Stock shall be redeemed by Buyer within ten (10) business days following receipt of such redemption request.

         4. Option.

                  4.1 Grant of Option. In consideration of the mutual covenants and promises herein contained, the Parties hereby agree that Seller shall have an option (the "Option") but not the obligation to sell the Option Water Rights in accordance with the terms and conditions set forth herein.

                  4.2 Option Term. The term of the Option ("Option Term") shall commence on the Closing Date and shall expire one (1) year thereafter, unless earlier terminated by Seller (which termination can only be exercised by Seller after the expiration of the initial Sale Period defined in Section 3.4.1) or extended by mutual agreement of the Parties. Should Seller not exercise its option to sell all of the Option Water Rights within the Option Term for any reason other than the breach by Seller of any of its covenants, representations or warranties hereunder or the failure of any of Seller's conditions herein contained, then upon the expiration of the Option Term, the Option shall terminate as to the unexercised portion of the Option Water Rights and both Parties shall be released from their obligations under this Section 4.

                  4.3 Option Price. The purchase price (the "Option Purchase Price") for the Option Water Rights shall be calculated by multiplying the Per Acre Foot Price by the portion of Option Water Rights that Seller elects to sell at each Option Closing (defined below).

                  4.4 Payment of Option Price. The Option Purchase Price shall be paid by Buyer to Seller with Western Water Stock. Accordingly, the provisions of Sections 3.2, 3.3 and 3.4 of this Agreement shall apply to the payment of the Option Purchase Price, except that: (a) the Per Share Value shall be the average of the last trading price, as reported by Nasdaq, of Buyer's shares during the twenty (20) trading days immediately preceding an Option Closing Date (defined below); (b) the Registration


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Filing shall be prepared and filed as soon as possible following Buyer's receipt of Seller's Exercise Notice; (c) with respect to the portion of Option Water Rights Seller elects to sell, the Sale Period shall commence on the Option Closing Date and continue for ninety (90) days thereafter; and (d) Buyer and Seller shall execute a Security Agreement securing payment of the Price Adjustment for each portion of Option Water Rights Seller elects to sell to Buyer.
                  4.5 Exercise of Option.

                           4.5.1 Portion of Option Water Rights. Seller may
exercise the Option at any time and from time to time as to any portion of the Option Water Rights; provided, however, that Seller shall not elect to sell less than one hundred (100) acre feet per year of Option Water Rights at any one time.

                           4.5.2 Exercise. Seller shall exercise the Option by
delivering to Buyer written notice ("Exercise Notice") of Seller's election to exercise the Option. The Exercise Notice shall specify the portion of Option Water Rights that are the subject of such exercise. Unless and until Seller shall exercise the option as to any portion of the Option Water Rights, Seller shall have no obligation to sell such Option Water Rights to Buyer.

         5. Closing.

                  5.1 Closing Date. The closing for the sale of the Purchase Water Rights shall occur on the date ("Closing Date") that the Registration Filing is declared effective by the Commission.

                  5.2 Option Closing. The consummation of the purchase and sale of the portion of Option Water Rights for each exercise of the Option ("Option Closing") shall occur on the date ("Option Closing Date") that the Registration Filing prepared and filed in connection with the Option Water Rights is declared effective by the Commission.

                  5.3 Closing Notice. Pursuant to the Commission's rules, Buyer is required to give the Commission forty-eight (48) hours' prior written notice of its desire to have the Registration Filing declared effective (an "Acceleration Request"), which notice is required to state the date and time on which such Registration Filing shall be declared effective. Buyer hereby agrees to deliver a copy of the foregoing Acceleration Request to the Seller concurrently with the delivery of such notice to the Commission. The Parties agree to schedule the Purchase Closing and the Option Closing for the time and day specified in the Acceleration Request.


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                  5.4 Closing. The Grant Deed, Bill of Sale, Security Agreement,
and all other closing documents and certificates shall be dated as of the date that the Registration Filing is actually declared effective (whether or not such date is the date requested in the Acceleration Request), shall be delivered at such time as telephonic confirmation of the effectiveness is received by Buyer and Seller, at which time the Bill of Sale shall be delivered to Buyer, the Security Agreement shall be delivered to Seller, and the Grant Deed shall be delivered to Buyer and recorded in the official records of the County Recorder for the County of Los Angeles, State of California. In the event that the Grant Deed is not recorded on the Closing Date, the Grant Deed shall be recorded as soon thereafter as possible.

         6. Seller's Conditions for Sale. Seller's obligations to sell the Water Rights pursuant to this Agreement shall be subject to satisfaction or waiver by Seller, in its sole and absolute discretion, of the following conditions as of the Closing Date and each Option Closing Date, whichever applies:

                  6.1 Registration Filing. The Registration Filing shall have become effective with the Commission.

                  6.2 Board Approval. The Boards of Directors of Buyer and Seller shall have approved this Agreement and the transactions contemplated hereby.

                  6.3 Buyer's Performance. Buyer shall have performed all obligations to be performed by Buyer pursuant to this Agreement, and Buyer's representations, warranties and covenants set forth herein shall be true and correct.

         7. Buyer's Conditions for Purchase. Buyer's obligations to purchase the Water Rights pursuant to this Agreement shall be subject to satisfaction or waiver by Buyer, in its sole and absolute discretion, of the following conditions as of the Closing Date and each Option Closing Date, whichever applies:

                  7.1 Marketable Title. Seller shall possess good and marketable title to the Water Rights, free and clear of all liens, encumbrances, lis pendens, other notices of pending actions, leases, tenancies, claims, defects, and other interests not approved or consented to by Buyer.

                  7.2 Third-Party Approvals. Seller shall have obtained all necessary written approvals from the State of California Department of Water Resources, Southern District (the "Watermaster") for the transfer of the Water Rights to Buyer.

                  7.3 No Adverse Changes. There shall be no material adverse change affecting the Water Rights.


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                  7.4 Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                  7.5 No Moratorium. There shall be no moratorium, prohibition or any other measure, rule, regulation or restriction, whose effect would be to preclude the resale by Buyer of any of the Water Rights to be purchased by Buyer hereunder.

                  7.6 Registration Filing. The Registration Filing shall have become effective with the Commission.

                  7.7 Board Approval. The Boards of Directors of Buyer and Seller shall have approved this Agreement and the transactions contemplated hereby.

                  7.8 Seller's Performance. Seller shall have performed all obligations to be performed by Seller pursuant to this Agreement, and Seller's representations, warranties and covenants set forth herein shall be true and correct.

         8. Seller's Files. Seller hereby agrees to make available to Buyer for Buyer's review prior to the Closing Date all files, records, surveys, tests, studies, investigative reports, documents and other information, including without limitation information stored or reduced to computer records or on diskettes (collectively the "Historical Data"), relating to or concerning the Water Rights in Seller's custody, control or possession. The right to review the Historical Data shall be co-extensive with the term of this Agreement, the Option Term or any extension hereof or thereof, respectively.

         9. Deliveries At Closing.

                  9.1 By Seller. On the Closing Date, and each Option Closing Date, whichever applies, Seller shall deliver to Buyer the Grant Deed, the Bill of Sale and all other assignments, deeds, instruments and agreements, including without limitation the Watermaster's approval, duly executed and, where applicable, acknowledged, necessary to transfer to Buyer all of Seller's right, title and interest in and to the Purchase Water Rights or Option Water Rights, whichever applies.

                  9.2 By Buyer. On the Closing Date, and each Option Closing Date, whichever applies, Buyer shall deliver to Seller the Security Agreement and the duly executed certificate(s) for the Western Water Stock showing Seller as the registered owner of the Western Water Stock.


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         10. Representations and Warranties of Seller. Seller makes the following representations, warranties and covenants to Buyer:

                  10.1 Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  10.2 Title. Seller owns the Water Rights in fee simple absolute and has good and marketable title thereto, subject to no liens, claims or encumbrances other than those disclosed by Seller to Buyer in writing. Seller has not alienated, encumbered, transferred, optioned, leased, assigned, or otherwise conveyed its interest or any portion of its interest in the Water Rights or any portion thereof, nor has Seller entered into any agreement (other than this Agreement) to do so.

                  10.3 Corporate Power and Authority. Subject to obtaining approval of the Board of Directors of Seller, Seller has full right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the persons executing this Agreement on behalf of Seller have the right, power and authority to do so.

                  10.4 Enforceability. Subject to approval of the Board of Directors of Seller, this Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. To Seller's best knowledge, neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Seller is a party or to which Seller is bound.

                  10.5 Hazardous Materials. Seller has not used Hazardous Material (defined in Section 15 below) with respect to the Water Rights in any manner which violated or violates Environmental Requirements (also defined in Section 15 below), and that, to Seller's actual knowledge, no prior tenant, subtenant or user of any of the Water Rights or any predecessor thereof has used Hazardous Materials with respect to the Water Rights in any manner which violated or violates any Environmental Requirements. Except for the Clean-up Abatement Order No. 93-082 (the "Abatement Order") issued to Seller by the California Regional Water Quality Control Board Los Angeles Region on December 21, 1993, Seller has never received any notice of any violation of Environmental Requirements in regard to the Water Rights and, to Seller's actual knowledge, no actions or proceedings have been commenced or threatened by any person alleging noncompliance with any Environmental Requirements in regard to the Water Rights. Seller is not in default under the Abatement Order and, in accordance with
Section 13 hereof, Seller shall save, indemnify, hold harmless and defend Buyer with respect to the provisions of the Abatement Order.


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                  10.6 No Default. Seller has received no written notice, and to
Seller's best knowledge Seller has received no oral notice, that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default, and to Seller's best knowledge Seller is not in default, under any contract, transaction, agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument pertaining to the Water Rights.

                  10.7 No Conflicts. To Seller's best knowledge, there is not now, nor will the closing of the transaction contemplated by this Agreement constitute, any material violation of any law, ordinance, rule or regulation, or any violation of any administrative or judicial order affecting the Water Rights, including without limitation the Plan (defined in Section 10.13 below) and that certain Judgment (Declaring and establishing water rights in Central Basin and enjoining extractions therefrom in excess of specified quantities) filed on October 18, 1965 in California Superior Court, County of Los Angeles, Case No. 786,656, entitled Central and West Basin Water Replenishment District, etc., Plaintiff, vs. Charles E. Adams, et al., Defendants, and related cross actions.

                  10.8 No Litigation. There is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain or condemnation proceeding, or zoning change proceeding, pending or threatened, or any judgment, moratorium or other government policy or practice which affects the Water Rights.

                  10.9 No Other Agreements. Seller has made no oral or written commitments or representations to, or understandings or agreements with, any Governmental Authority which would in any way be binding on Buyer or would interfere with Buyer's ability to sell, transfer or use the Water Rights, and Seller will not make or enter into any such commitment, representations, understandings or agreements without Buyer's written consent prior to the expiration of the Option term.

                  10.10 Full Disclosure. Seller has made available to Buyer all Historical Data in Seller's possession concerning the Water Rights.

                  10.11 No Liens. There are no liens (including without limitation, mechanics liens), claims, encumbrances, easements, covenants, conditions, restrictions or other matters of record affecting title to the Water Rights which Seller has not disclosed to Buyer.


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                  10.12 No Other Consents Needed. Other than the consent of the
Watermaster, no consent from any third party or any Governmental Authority is required before Seller may sell the Purchase Water Rights and grant or sell the Option Water Rights to Buyer pursuant to this Agreement.

                  10.13 No Bankruptcy or Insolvency. Except as disclosed below, neither Seller nor any entity or person that directly or indirectly owns or controls Seller is bankrupt or insolvent under any applicable Federal or state standard, or has filed for protection or relief under any applicable bankruptcy or creditor protection statute or has been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this at arms-length and the consideration to be paid represents fair value for the Water Rights. Seller has disclosed to Buyer that Seller and Seller's parent company, Golden West Distribution Company, are reorganized debtors pursuant to that certain plan of reorganization (the "Plan"), dated February 28, 1995, and that the sale and option contemplated in this Agreement are not prohibited by the Plan.

                  10.14 No Untrue Statements or Omissions. Neither this Agreement nor any of the Exhibits hereto, nor any document, certificate, or statement referred to herein or furnished by Seller to Buyer in connection with the transaction contemplated herein (whether delivered prior to, simultaneously with, or subsequent to the execution of this Agreement) contains any untrue statement of material fact or omits to state a material fact in any way concerning the Water Rights or otherwise affecting or concerning the transactions contemplated hereby.

         All representations, warranties and covenants of Seller in this Agreement are made as of the date of this Agreement, and as of the Closing and each Option Closing and shall survive the Closing and each Option Closing hereunder and the recordation of any Grant Deed or execution and delivery of any bill of sale for a period of four (4) years thereafter. It shall be a material default if Seller is unable to make such representations and warranties truthfully as of the Closing Date and each Option Closing Date.

         11. Representations and Warranties of Buyer. Buyer makes the following representations, warranties and covenants to Seller:

                  11.1 Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws


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
of the State of Delaware, qualified to do and doing business in the State of California.

                  11.2 Corporate Power and Authority. Subject to obtaining approval of the Board of Directors of Buyer, Buyer has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and the person(s) executing Agreement on behalf of Buyer have the right, power and authority to do so.

                  11.3 Enforceability. Subject to obtaining approval of the Board of Directors of the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against Buyer in accordance with its terms. To Buyer's best knowledge, neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Buyer is a party or to which Buyer is bound.

                  11.4 No Default. Buyer has received no written notice, and to Buyer's best knowledge Buyer has received no oral notice, that any event has occurred which with the giving of notice or the passage of time, or both, would constitute a default, and to Buyer's best knowledge Buyer is not in default, under any contract, transaction, agreement, covenant, condition, restriction, lease, easement, encumbrance or instrument which would prohibit Buyer from purchasing the Water Rights.

                  11.5 No Conflicts. To Buyer's best knowledge, there is not now, nor will the closing of the transaction contemplated by this Agreement constitute, any material violation of any law, ordinance, rule or regulation, or any violation of any administrative or judicial order which would prohibit Buyer from purchasing the Water Rights.

                  11.6 No Litigation. There is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain or condemnation proceeding, or zoning change proceeding, pending or threatened, or any judgment, moratorium or other government policy or practice which seeks to enjoin or prohibit Buyer from purchasing the Water Rights.

                  11.7 No Other Agreements. Buyer has made no oral or written commitments or representations to, or understandings or agreements with, any Governmental Authority which would in any way interfere with Buyer's ability to purchase the Water Rights, and Buyer will not make or enter into any such commitment, representations, understandings or agreements without Buyer's written consent prior to the expiration of the Option term.


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                  11.8 No Bankruptcy or Insolvency. Neither Buyer nor any entity or person that directly or indirectly owns or controls Buyer is bankrupt or insolvent under any applicable Federal or state standard, or has filed for protection or relief under any applicable bankruptcy or creditor protection statute or has been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Buyer is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this at arms-length and the consideration to be paid represents fair value for the Water Rights.

                  11.9 No Untrue Statements or Omissions. Neither this Agreement nor any of the Exhibits hereto, nor any document, certificate, or statement referred to herein or furnished by Buyer to Seller in connection with the transaction contemplated herein (whether delivered prior to, simultaneously with, or subsequent to the execution of this Agreement) contains any untrue statement of material fact or omits to state a material fact in any way concerning the Water Rights or otherwise affecting or concerning the transactions contemplated hereby.

         All representations and warranties of Buyer in this Agreement are made as of the date of this Agreement, and as of the Closing and each Option Closing and shall survive the Closing and each Option Closing hereunder and the recordation of any Grant Deed or execution and delivery of any bill of sale for a period of four (4) years thereafter. It shall be a material default if Buyer is unable to make such representations and warranties truthfully as of the Closing Date and each Option Closing Date.

         12. No Sale or Encumbrance. Seller shall not, directly or indirectly, alienate, encumber, transfer, option, lease, assign, sell, transfer or convey its right, title or interest, or any portion of its right, title or interest, in the Water Rights or any portion thereof so long as Buyer is not in breach of this Agreement and so long as this Agreement, or any extension thereof, is in force and the Option Term, or any extension thereof, has not expired or has not been terminated by Seller in accordance with Section 4.2.

         13.      Indemnity.

                  13.1 Indemnity by Golden West. Seller agrees to save, indemnify, hold harmless and defend Buyer, its successors, assigns and affiliates, and their respective officers, directors, controlling persons (if any), employees, attorneys, agents, consultants, and shareholders (the "Buyer Indemnitees") from, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by the Buyer Indemnitees) as and when incurred by any of the Buyer Indemnitees arising out of or based upon any breach of any express representation, warranty, covenant, or agreement of Seller contained in this Agreement or in any document, instrument, or agreement executed and delivered by Seller in connection herewith.

                  13.2 Indemnity by Buyer. Buyer agrees to save, indemnify, hold harmless and defend Seller and its respective successors, assigns and affiliates, and their respective officers, directors, controlling persons (if any), employees, attorneys, agents, consultants, and shareholders (collectively the "Seller Indemnitees") from, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by the Seller Indemnitees) as and when incurred by any of the Seller Indemnitees arising out of or based upon any breach of any express representation, warranty, covenant, or agreement of Buyer contained in this Agreement or in any document, instrument or agreement executed and delivered by Buyer hereunder or in connection herewith.

                  13.3 Defense of Claims. No right to indemnification under this
Section 13 shall be available to any Buyer Indemnitee or Seller Indemnitee unless the Party seeking indemnification (the "Indemnified Party") shall have given to the Party obliged to provide indemnification (the "Indemnitor") to such Indemnified Party a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder promptly after receipt of knowledge of the facts upon which such claim is based. Upon receipt by the Indemnitor of a Claim Notice from an Indemnified Party with respect to a claim of a third party, such Indemnitor may assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith. If the Indemnitor assumes such defense as provided above, then: (a) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (b) the Indemnitor shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought and is available hereunder, provided the Indemnified Party is fully released from all known and unknown claims of such third party and the Indemnified Party is not obligated to perform any actions or pay any money on account of such settlement. If the Indemnitor does not assume such defense as provided above, then: (a) the Indemnified Party shall have the right to employ its own counsel in any such case, and the fees and expenses of such counsel shall be at the expense of Indemnitor; and (b) the Indemnified Party shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought and is available hereunder.

         14. Miscellaneous Provisions.

                  14.1 Further Actions. At any time and from time to time after the date hereof, each of the Parties agrees to take such actions and to execute and deliver such documents as each of the other Parties may reasonably request to effectuate the purposes of this Agreement.

                  14.2 Amendment. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the Party against which the enforcement of such writing is sought, and then only to the extent set forth in such writing.

                  14.3 Entire Agreement. This Agreement and the agreements provided for herein constitute the entire understanding among the Parties with respect to the matters set forth herein and supersede all prior or contemporaneous understandings or agreements among the Parties with respect to the subject matter hereof, whether oral or written.

                  14.4 Notices. Any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any of the Parties in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by facsimile, telegram, or cable, or sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given:
(a) if personally served, when delivered to the Party to whom such notice is addressed; (b) if given by facsimile, telegram, or cable, when sent; (c) if given by prepaid or certified mail with return receipt requested, on the date of execution of the return receipt; or (d) if sent by reputable overnight delivery service, such as Federal Express, when received. Any notice given by facsimile, telegram, or cable shall be confirmed in writing, and the Party sending the notice shall deliver or send such confirmation by any of the other means of delivery set forth in this Section 14.4, within forty-eight (48) hours after notice was sent by facsimile, telegram or cable. Such notices shall be addressed to the Party to whom such notice is to be given at the Party's address set forth below or as such

Party shall otherwise direct in a writing to all other Parties delivered or sent in accordance with this Section 14.4.

         If to Seller to:            Golden West Refining Company
                                     13539 East Foster Road
                                     Santa Fe Springs, CA  90670
                                     Attn:  J. Roger Kemple, President
                                     Fax No.  (310) 921-7510


         If to Buyer to:             Western Water Company
                                     4660 La Jolla Village Drive, Suite 680
                                     San Diego, CA  92122
                                     Attn:  Peter L. Jensen, President
                                     Fax No.  (619) 535-9260

                  14.5 Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable or delegable by any Party without the other Party's prior written consent, which shall not be unreasonably withheld. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective affiliates, parent corporations, subsidiaries, assigns, successors-in-interest, personal representatives, administrators, heirs, devisees and legatees. Any assignment or delegation made in violation of this Agreement shall be null and void and of no force or effect.

                  14.6 Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in the application of any other laws.

                  14.7 Headings. Headings, titles and captions are for convenience only and shall not constitute a portion of this Agreement or be used for the interpretation thereof.

                  14.8 Waiver. Any waiver of any provision or of any breach of any provision of this Agreement must be in writing, and any waiver by any Party of any breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of the Agreement on one or more occasions will not be considered or construed or deemed a waiver of any provision or any breach of any provision of this Agreement or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. No delay or omission on the part of any of the Parties in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

                  14.9 Liberal Construction. This Agreement constitutes a fully negotiated agreement among commercially sophisticated Parties, each assisted by legal counsel, and the terms of this Agreement shall not be construed or interpreted for or against any Party hereto because that Party or his or its legal representative drafted such provision.

                  14.10 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, such provision shall be deemed to be severed or deleted from this Agreement and the balance of this Agreement shall remain in full force and effect notwithstanding such invalidity, illegality or unenforceability.

                  14.11 Good Faith and Fair Dealing. The Parties hereto acknowledge and agree that the performances required by the provisions of this Agreement shall be undertaken in good faith, and with all Parties dealing fairly with each other.

                  14.12 No Third Party Beneficiaries. Subject to Section 13 hereof, this Agreement does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind that is not a party to this Agreement.

                  14.13 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except having additional signature page(s) executed by one or more of the other Parties. Each of the Parties agrees that each of the other Parties may rely upon the facsimile signature of any party on this Agreement as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement as fully as if this Agreement contained the original ink signature of the Party or Parties supplying a facsimile signature.

                  14.14 Time of the Essence. Time is of the essence of each and every provision of this Agreement. Unless business days are expressly provided for, all references to "days" herein shall refer to consecutive calendar days. If a Closing Date, Option Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or Federal, state or legal holiday, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or Federal, state or legal holiday.

                  14.15 Cumulative Rights. The rights created under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any Party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any Party preclude any other or future exercise thereof or the exercise of any other right.

                  14.16 Attorneys' Fees. Should any Party to this Agreement reasonably retain counsel for the purpose of enforcing any provision of this Agreement, including without limitation instituting any action or proceeding to enforce any provision of this Agreement, for damages or injunctive or other relief by reason of any alleged breach of any provision of this Agreement, for a declaration based on a demonstrated necessity of such Party's rights or obligations under this Agreement, or for any other judicial or equitable remedy, then if the matter is settled by judicial or quasi-judicial determination (including arbitration, if such arbitration is agreed to by the Parties), the prevailing Party or Parties shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing Party or Parties for all costs and expenses incurred, including without limitation all attorneys' fees and costs for services rendered to the prevailing Party or Parties and any attorneys' fees and costs incurred in enforcing any judgment or order entered. The prevailing Party or Parties shall be determined by the court (or arbitrator, if arbitration is agreed to by the Parties) in the initial or any subsequent proceeding.

         15. Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

                  15.1 Hazardous Material. The term "Hazardous Material" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement (hereinafter defined), or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Requirement, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product or material.

                  15.2 Environmental Requirements. The term "Environmental Requirements" shall mean collectively all present and future laws, statutes, ordinances, rules, regulations, orders, codes, licenses, permits, decrees, judgments, directives or the equivalent of or by any Governmental Authority (hereinafter defined) and relating to or addressing the protection of the environment or human health or safety.

                  15.3 Governmental Authority. The term "Governmental Authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                          "Seller"

                                          GOLDEN WEST REFINING COMPANY,
                                          a California corporation


                                          By:  /s/ J. ROGER KEMPLE
                                             ----------------------------
                                               J. Roger Kemple,
                                               Senior Vice President


                                          "Buyer"

                                          WESTERN WATER COMPANY,
                                          a Delaware corporation


                                          By:  /s/ PETER L. JENSEN
                                             -----------------------------
                                               Peter L. Jensen,
                                               President

                                   EXHIBIT "C"

                               REGISTRATION FILING


         1. CERTAIN DEFINITIONS.

                  As used in this Exhibit "C", the following terms shall have the following respective meanings:

                  a. AFFILIATE of a specified Person means any other Person that directly, or indirectly through one or more intermediates, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns fifty percent (50%) or more of the equity interest in the Person specified or fifty percent (50%) or more of any class of voting securities of the Person specified. A managed account of a Person is also an Affiliate of such Person.

                  b. REGISTRATION FILING means the registration statement filed by Buyer to register the Shares.

                  c. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  d. REGISTRATION EXPENSES means all expenses incident to the performance of or compliance with the registration rights granted herein, including, without limitation, all registration, filing, listing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating, and printing expenses, messenger and delivery expenses, the fees and expenses of the Buyer's counsel, the fees and expenses of the Buyer's independent public accountants.

                  e. PERSON means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

                  f. SHARES means the shares of Buyer's common stock that are included for registration in any Registration Filing.

         2. REGISTRATION OBLIGATIONS.

                  a. REGISTRATION STATEMENT FORM. Buyer shall prepare and file a registration statement on Form S-3 (or any successor or similar short form registration statement).

                  b. EXPENSES. The Buyer shall pay all Registration Expenses incurred in connection with the Registration Filing.

         3. REGISTRATION PROCEDURES.

                  a. Buyer, as expeditiously as possible and subject to the terms and conditions herein, will:

                           i. prepare and file with the Commission the requisite
registration statement to effect such registration and use its best efforts to cause such registration to become effective;

                           ii. prepare and file with the Commission such
amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (x) two years from the effective date of the Registration Filing or (y) such time as all of the shares of Western Water Stock included in a Registration Filing and actually issued to Seller have been disposed of by Seller. The foregoing two (2) year period will be extended by one
(1) day for each day that Seller is unable to sell any of its Shares because either (i) the Registration Filing has been withdrawn, suspended or otherwise terminated, (ii) the Shares have not been approved for trading on the exchange on which the shares of Buyer's common stock are then listed, or (iii) the Shares have not been qualified for resale in the blue sky jurisdictions that Seller has reasonably requested before the effectiveness of the Registration Filing;

                           iii. furnish to Seller such number of conformed
copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as Seller may reasonably request;

                           iv. use its best efforts to register or qualify all
Shares covered by such registration statement under such other United States state securities or blue sky laws of such jurisdictions as Seller shall reasonably request, to keep such registration statement qualification in effect for so long as such registration remains in effect, and take any other action which may be reasonably necessary or advisable to enable Seller to consummate the disposition in such jurisdictions of the securities owned by Seller, except that the Buyer shall not for any such purpose be required to: (a) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified; (b) subject itself to taxation in any such jurisdiction; or (c) consent to general service of process in any such jurisdiction;

                           v. use its best efforts to cause all Shares covered
by such registration statement to be registered with or approved by such other United States state governmental agencies or authorities as may be necessary to enable Seller to consummate the disposition of such Shares;

                           vi. immediately notify Seller at any time when a
prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of Seller promptly prepare and furnish to Seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                           vii. provide a transfer agent and registrar for all
Shares covered by such registration statement not later than the effective date of such registration statement; and

                           viii. list all Shares covered by such registration
statement on any securities exchange on which any of the shares of Buyer's common stock are then listed.

                  b. As a condition of filing the Registration Filing, the Buyer may require the Seller, at its own expense, to furnish the Buyer with such information and undertakings as it may reasonably request regarding such Seller and the distribution of such securities as the Buyer may from time to time reasonably request in writing, and Seller, by its execution hereof, agrees to provide such information and make such undertakings as are requested.

                  c. Seller agrees: (i) that upon receipt of any notice from the Buyer of the happening of any event of the kind described in subdivision (vi) of
Section 3(a), Seller will forthwith discontinue its disposition of Shares pursuant to the registration statement relating to such Shares until Seller's receipt of the copies of the supplemental or amended prospectus contemplated by subdivision (vi) of Section 3(a) and, if so directed by the Buyer, will deliver to the Buyer all copies, other than permanent file copies, then in Seller's possession of the prospectus relating to such Shares current at the time of receipt of such notice; and (ii) that Seller will immediately notify the Buyer, at any time when a prospectus relating to the registration of such Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which information previously furnished by Seller to the Buyer for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. If Buyer or Seller shall give any such notice, the period referred to in subdivision (ii) of Section 3(a) shall be extended by a number of days equal to the number of days during the period from and including the giving of notice pursuant to subdivision (vii) of Section 3(a) to and including the date when Seller shall have received the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of Section 3(a).

         4. INDEMNIFICATION; CONTRIBUTION. The parties hereto agree as follows with respect to the preparation and use of a Registration Filing under this
Agreement:

                  a. To the extent permitted by applicable law, the Buyer shall indemnify and hold harmless each Seller, each Person, if any, who controls such Seller within the meaning of the Securities Act, and each officer, director, partner, and employee of such Seller and such controlling Person, against any and all losses, claims, damages, liabilities, and expenses (joint or several), including attorneys' fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding, or investigation, or to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities, and expenses arise out of or are based upon any of the following statements, omissions, or violations (collectively a "Violation"):

                           i. Any untrue statement or alleged untrue statement
of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto;

                           ii. The omission or alleged omission to state therein
a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                           iii. Any violation or alleged violation by the Buyer
of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any applicable state securities law;

provided, however, that the indemnification required by this Section 4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or expense if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable in any such case for any such loss, claim, damage, liability, or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to the Buyer by the indemnified party expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 4 shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so. Buyer shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of Seller.

                  b. To the extent permitted by applicable law, each Seller shall indemnify and hold harmless the Buyer, each of its directors, each of its officers who shall have signed the registration statement, each Person, if any, who controls the Buyer within the meaning of the Securities Act, any other Seller, any controlling Person of any such other Seller and each officer, director, partner, and employee of such other Seller and such controlling Person, against any and all losses, claims, damages, liabilities, and expenses (joint and several), including attorneys' fees and disbursements and expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding, or investigation, or to which any of the foregoing Persons may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities, and expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Seller expressly for use in connection with such registration; provided, however, that (i) the indemnification required by this
Section 4(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if settlement is effected without the relevant Seller's consent, which shall not be unreasonably withheld, and (ii) in no event shall the amount of any indemnity under this Section 4(b) exceed the Purchase Price, as defined in Section 3 of the Agreement.

                  c. Promptly after receipt by an indemnified party under this
Section 4 of notice of the commencement of any action, suit, proceeding, investigation, or threat thereof, made in writing for which such indemnified party may make a claim under this Section 4, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4 but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Section 4. Any fees and expenses incurred by the indemnified party (including any fees and expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within thirty
(30) days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). Any such indemnified party shall have the right to employ separate counsel to any such action, claim, or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless: (i) the indemnifying party has agreed to pay such fees and expenses; or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding; or (iii) the named parties to any such action, claim, or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim, or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim, or proceeding or separate but substantially similar or related actions, claims, or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate legal counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim, or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsel(s). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding, or claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

                  d. If the indemnification required by this Section 4 from the indemnifying party is unavailable to an indemnified party hereunder in respect to any losses, claims, damages, liabilities, or expenses referred to in this
Section 4:

                           i. The indemnifying party, in lieu of indemnifying
such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the action which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities, and expenses referred to above shall be deemed to include, subject to the limitations set forth in
Section 4(a) and Section 4(b), any legal or other


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fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                           ii. The parties hereto agree that it would not be
just and equitable if contribution pursuant to this Section 4(d)(ii) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 4(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                  e. If indemnification is available under this Section 4, the indemnifying parties shall indemnify each indemnified party to the full extent provide in this Section 4 without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 4(c).

                  f. The obligations of the Buyer, and Seller under this Section 4 shall survive the completion of any offering of Shares pursuant to a registration statement under this Agreement, and otherwise.

         5. COVENANTS OF THE BUYER. Buyer hereby agrees and covenants as follows:

                  a. Buyer shall file as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act.

                  b. Buyer shall not, directly or indirectly, (i) enter into any merger, consolidation, or reorganization in which the Buyer shall not be the surviving corporation or (ii) transfer or agree to transfer all or substantially all the Buyer's assets, unless prior to such merger, consolidation, reorganization, or asset transfer, the surviving corporation or the transferee, respectively, shall have agreed in writing to assume the obligations of the Buyer under this Agreement, and for that purpose references hereunder to "Shares" shall be deemed to include the securities which Seller would be entitled to receive in exchange for Shares pursuant to any such merger, consolidation, or reorganization.

                  c. During the ninety (90) day period following the Closing Date, Buyer shall not sell any shares of Buyer's common stock, or any securities convertible into or exchangeable into shares of such common stock, in a public offering registered under the Securities Act if the sales price of such shares of common stock, or the conversion price of convertible securities, is less than the Per Share Value.


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